                                                                      EXHIBIT 23



                      Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-25155, filed on October 24, 1988), the Registration Statement on Form S-8 (Post-Effective Amendment No. 2 to Registration No. 33-21251, filed on May 4, 1990), the Registration Statement on Form S-8 (Registration No. 33-37374, filed on October 18, 1990) and the Registration Statement on Form S-8 (Registration No. 33-45250, filed on January 27, 1992) of Eastern Environmental Services, Inc. of our reports dated September 26, 1995, on the consolidated financial statements and financial statement schedule of Eastern Environmental Services, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 1995.


                                                  ERNST & YOUNG LLP


Reading, Pennsylvania
September 26, 1995